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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS




We hereby consent to the incorporation by reference into the Registration Statement No. 333-87365 on Form S-8 of American Aircarriers Support, Incorporated and Subsidiaries (the "Company") of our report dated January 29, 1999, except for Note 9, as to which the date is March 4, 1999, with respect to the Company's consolidated balance sheet as of December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the Company's annual report on Form 10-KSB for the year ended December 31, 1999.



/s/ Cherry Bekaert and Holland, L.L.P.

Charlotte, North Carolina
March 29, 2000